                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             LG&E ENERGY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

LG&E ENERGY CORP.

1999 SUMMARY ANNUAL REPORT

RANKED HIGHEST IN CUSTOMER SATISFACTION WITH
RESIDENTIAL ELECTRIC SERVICE IN THE MIDWESTERN
U.S. ... AND IN THE NATION.

LG&E Energy Corp. is a diversified energy services company with businesses in retail gas and electric utility services, power generation, project development and asset-based energy marketing. As one of the nation's lowest-cost energy providers, the Company operates in domestic and international markets from its headquarters in Louisville, Kentucky, USA. At LG&E Energy, our mission is to provide exceptional value to our customers and shareholders as we strategically move toward the era of competition in the energy industry.

-------------------------------------------------------------------------------
PERFORMANCE HIGHLIGHTS
LG&E ENERGY CORP.


     Years Ended December 31                                                     1999                1998             Change
--------------------------------------------------------------------------------------------------------------------------------
     in thousands of $ except per share data
     Basic earnings per common share before non-recurring items(1)          $     1.82          $     1.78              2%

     Basic earnings (loss) per common share                                 $     0.48          $    (0.74)           165%

     Dividends paid per common share                                        $     1.24          $     1.20              3%

     Revenues                                                               $2,707,276          $2,086,246             30%

     Net income from continuing operations before non-recurring items(1)    $  236,263          $  230,617              2%

     Net income (loss)                                                      $   62,051          $  (95,490)           165%
--------------------------------------------------------------------------------------------------------------------------------

(1) 1999 adjusted to reflect earnings before loss on disposal of discontinued operations. 1998 adjusted to reflect earnings before loss on disposal of discontinued operations, loss on discontinued operations, merger costs, provision for rate refund and cumulative effect of accounting change.
-------------------------------------------------------------------------------

                               BASIC EARNINGS PER
                               COMMON SHARE BEFORE
DIVIDENDS PAID PER SHARE       NON-RECURRING ITEMS         YEAR-END STOCK PRICES
     (in dollars)                 (in dollars)                 (in dollars)
     95     1.08                  95     1.37                  95     21.13
     96     1.12                  96     1.51                  96     24.50
     97     1.16                  97     1.61                  97     24.81
     98     1.20                  98     1.78                  98     28.31
     99     1.24                  99     1.82                  99     17.44
                                                                *     24.85

* Acquisition price to be paid in cash at closing of merger with PowerGen plc.

DEAR SHAREHOLDERS:

ON FEBRUARY 28, 2000, WE ANNOUNCED A DEFINITIVE MERGER AGREEMENT WITH POWERGEN PLC OF THE UNITED KINGDOM. THIS TRANSACTION IS AN IMMEDIATE OPPORTUNITY TO PROVIDE SIGNIFICANT VALUE TO SHAREHOLDERS, OUR EMPLOYEES, OUR CUSTOMERS AND THE COMMONWEALTH OF KENTUCKY. WE ENTERED INTO THIS TRANSACTION NOW TO OPTIMIZE THE VALUE OF ONE OF OUR COUNTRY'S MOST EFFICIENT ENERGY SERVICES COMPANIES AT A TIME WHEN THE ENERGY INDUSTRY IS STRUGGLING TO TAKE COMMAND OF AN INCREASINGLY COMPETITIVE MARKETPLACE.

As you know, the evolving competitive nature of our industry has clearly demanded from us creative and unique growth strategies. Over the past 10 years, LG&E Energy Corp. has been an industry innovator and has delivered returns to its shareholders well above industry averages. In the previous nine years since LG&E Energy was formed, your Company consistently out-performed the utility market as a whole, generating returns that averaged
14.6 percent each year.

However, today, the state and nature of the industry have changed. Size and scale have become a significant prerequisite for developing and executing any viable growth strategy. Most of the major utility players today started with large size and have gotten even bigger and far more aggressive. Even though LG&E Energy is now nearly five times its size of a decade ago, we are limited in our ability to continually make a significant impact on the current market, and then deliver the year-after-year increasing growth rates now demanded by investors.

Consequently, the merger with PowerGen is an immediate opportunity to provide significant value to shareholders now. In addition, we will be able to maintain our innovative status in the industry as the platform to help PowerGen grow throughout the U.S.

As an integral part of this transaction, we will maintain our respected name, operations and efficient corporate structure. As a result, Kentucky will continue to enjoy the nation's highest quality of service and some of its lowest rates. We will enhance our corporate presence as one of Kentucky's major sponsors of educational, civic and cultural initiatives. We will provide for our employees an opportunity to continue their rewarding careers with a major global energy corporation, which is rooted for all time in the traditions and respected history of both Louisville Gas and Electric Company and Kentucky Utilities Company.

                                     DISCUSSION OF 1999 PERFORMANCE

SHARE PRICE Two events in 1999 clearly overshadowed an excellent operating year for LG&E Energy and caused our stock to decline. The first, and most significant, resulted from the combination of investor rotation out of utility stocks in general and into the technology sector, and a series of interest rate hikes, as indicated by a 27 percent increase in the 30-year Treasury bond yield in 1999. As a result, the S&P Electric Index was down 23 percent in 1999, its sharpest decline in 25 years. Not since 1974 have utilities suffered more.

The second event occurred on January 28, 1999, when the Kentucky Public Service Commission (PSC) announced that they would consolidate into our Performance-Based Ratemaking (PBR) case the industrial intervenors' demand for a combined $145 million rate reduction by LG&E and KU.

The market uncertainty created by this action sent our stock down immediately, and we stayed 10 to 15 percentage points below the declining utility market throughout 1999. Since our announced merger with PowerGen, the stock price has increased to approximately $22 per share, a 40 percent increase.

EARNINGS
Notwithstanding the regulatory uncertainty that followed us throughout 1999, our employees continued to aggressively focus on growth and improving the efficiency of all of our businesses. They were very successful in that endeavor.

Our revenue increased 30 percent from $2.1 billion to $2.7 billion, and earnings from continuing operations increased from $1.78 to $1.82, overcoming the negative impact of several unplanned regulatory orders.

This increase in earnings was due to the solid performance of our two utilities and to the continued growth and outstanding performance of our non-utility businesses. Our subsidiaries in Argentina, Western Kentucky and our Independent Power businesses throughout the country all exceeded 1998's operating performance results.

OPC ARBITRATION
As you may recall, in the summer of 1998, we decided to exit the merchant-trading portion of our energy marketing business. We made this difficult decision to accelerate potential forward losses from our long-term contracts and took a $225 million reserve for these discontinued operations. The Oglethorpe Power Corporation (OPC) contract represented the majority of our loss exposure.

The stock market reacted favorably to our decision, and our share price rose more than 12 percent, finishing 1998 at an all-time high.

In April of 1998, we initiated arbitration proceedings against OPC because we believed our evidence clearly showed they had fraudulently misled LG&E Energy to sign the 1996 agreement. The proceedings lasted most of 1999 with a decision rendered on December 21. In a two-to-one decision,

COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN (in dollars)
ASSUMES $100 INVESTED ON JANUARY 1, 1990, WITH QUARTERLY
REINVESTMENT OF DIVIDENDS.

     LG&E ENERGY CORP.                 S&P ELECTRIC INDEX
90                    104                       104
91                    133                         -
92                    156                         -
93                    190                         -
94                    183                         -
95                    221                         -
96                    269                         -
97                    287                         -
98                    342                         -
99                    224                       213

         THE END OF A CENTURY MARKS THE BEGINNING OF NEW OPPORTUNITIES AND PROSPERITY FOR LG&E ENERGY CORP.

the panel ruled in favor of OPC, requiring us to continue to perform the contract, but the order did not address the issue of fraud. As a result, the Company faces continued exposure over the life of the contract until 2004 when we have the right to terminate the relationship. This ruling caused us to re-evaluate our exposure due to forecasted increases in load and prices. Accordingly, we have increased our after-tax reserve by $175 million for the discontinued operations.

This charge will not have a material impact on future net income from continuing operations.

While we were greatly disappointed that the arbitration order did not address the fraud issue, we will continually assess ways to hedge and limit our exposure under this contract.

PBR CASE
In approving the LG&E/KU merger in the spring of 1998, the Kentucky PSC ordered LG&E Energy to submit an alternative, non-traditional plan for regulation in the future. To comply, LG&E Energy submitted a PBR plan designed to provide incentives for our shareholders based on excellent service and penalties if service were to fall below pre-set standards.

On January 28, 1999, while this case was pending, the Kentucky PSC agreed to consolidate the industrial intervenors' claims for a $145 million rate reduction into the PBR case, creating stock market uncertainty.

Your management team worked diligently and creatively with the various intervenor groups to settle the matter and eliminate the pressure on our share price. Ironically, we were successful in reaching an agreement with intervenors representing the overwhelming majority of our customers - the Kentucky Attorney General, and the cities of Louisville and Lexington. However, the industrial intervenors and a few special interest groups would not agree.

After 15 months, the Kentucky PSC finally reached a decision rejecting this settlement agreement and the PBR. They reduced the combined earnings of LG&E and KU by $63.7 million per year and proposed allowing the companies to earn up to 12.5 percent return-on-equity with any earnings beyond that amount split 60/40 with shareholders and customers. This Earnings Sharing Mechanism will offer the Company significant opportunity to enhance its ongoing efforts to build upon our operating efficiencies and award-winning quality of service.

Y2K
More than four years ago, LG&E Energy began its preparations to ensure that there were no service interruptions during the millennium changeover. By the third quarter of 1999, more than 6,000 systems in the U.S. and Argentina had been identified and modified as required. While contingency plans were put into place to monitor the situation, no problems occurred. This was a monumental effort by our employees - one that may never receive its true place in "Company history" simply because it went so well.

CUSTOMER SERVICE
On July 20, 1999, LG&E Energy was recognized by J.D. Power and Associates as the nation's number one utility in customer service, exceeding the ranking of 118 utilities across the country. This was an extraordinary tribute to the men and women of both KU and LG&E.

IN CLOSING...
Your Company remains very strong financially. It has an outstanding environmental record. It has some of the lowest-cost, best performing assets in the country and is blessed with employees who have demonstrated over the years their extraordinary creativity and overwhelming penchant for success.

I remain very confident in the quality of the organization at LG&E Energy. The significant premium we were able to command in the PowerGen transaction validates that confidence. As an essential component of a global energy leader, we are poised to partner with PowerGen to take advantage of the opportunities presented by the changing competitive marketplace in the U.S.


Yours very truly,


/s/ Roger W. Hale
--------------------------------
Roger W. Hale

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

BOARD OF DIRECTORS
LG&E ENERGY CORP.


ROGER W. HALE
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER,
LG&E ENERGY CORP.; CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER, LOUISVILLE
GAS AND ELECTRIC COMPANY AND
KENTUCKY UTILITIES COMPANY

A director of LG&E since June 1989 and
of LG&E Energy Corp. since August 1990.
Director of KU since May 1998.
Term expires in 2002.

NOMINATING AND GOVERNANCE COMMITTEE (EX-OFFICIO)


MIRA S. BALL
CHIEF FINANCIAL OFFICER, BALL HOMES, INC.
(HOME CONSTRUCTION), LEXINGTON, KY

A director of LG&E Energy Corp. and LG&E since May 1998. Director of KU since 1992.
Term expires in 2002.

NOMINATING AND GOVERNANCE AND
AUDIT COMMITTEES


WILLIAM C. BALLARD, JR.
OF COUNSEL, GREENEBAUM DOLL & MCDONALD (LEGAL AFFAIRS), LOUISVILLE, KY

A director of LG&E since May 1989 and
of LG&E Energy Corp. since August 1990.
Director of KU since May 1998.
Term expires in 2000.

NOMINATING AND GOVERNANCE AND AUDIT COMMITTEES

OWSLEY BROWN II
CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
BROWN-FORMAN CORPORATION (CONSUMER PRODUCTS), LOUISVILLE, KY

A director of LG&E since May 1989 and
of LG&E Energy Corp. since August 1990.
Director of KU since May 1998.
Term expires in 2001.

NOMINATING AND GOVERNANCE AND
AUDIT COMMITTEES


CAROL M. GATTON

CHAIRMAN, AREA BANCSHARES CORPORATION
(BANK HOLDING COMPANY), OWENSBORO, KY

A director of LG&E Energy Corp. and LG&E since May 1998. Director of KU since May 1996.
Term Expires in 2001.

AUDIT AND COMPENSATION COMMITTEES


J. DAVID GRISSOM
CHAIRMAN, MAYFAIR CAPITAL, INC. (INVESTMENTS), LOUISVILLE, KY

A director of LG&E since January 1982 and of LG&E Energy Corp.
since August 1990.  Director of KU since May 1998.
Term expires in 2001.

AUDIT AND COMPENSATION (CHAIRMAN) COMMITTEES


DAVID B. LEWIS
CHAIRMAN AND A FOUNDING PARTNER, LEWIS & MUNDAY (LEGAL AFFAIRS),
DETROIT, MI

A director of LG&E and of LG&E Energy Corp.
since November 1992.  Director of KU since May 1998.
Term expires in 2002.

NOMINATING AND GOVERNANCE AND
AUDIT (CHAIRMAN) COMMITTEES


ANNE H. MCNAMARA
SENIOR VICE PRESIDENT AND GENERAL COUNSEL, AMR CORPORATION
(AIRLINE HOLDING COMPANY) AND AMERICAN AIRLINES, INC., DALLAS, TX

A director of LG&E and LG&E Energy Corp.
since November 1991.  Director of KU since May 1998.
Term expires in 2002.

NOMINATING AND GOVERNANCE AND
COMPENSATION COMMITTEES


T. BALLARD MORTON, JR.
EXECUTIVE IN RESIDENCE, UNIVERSITY OF LOUISVILLE, COLLEGE OF BUSINESS AND PUBLIC ADMINISTRATION (HIGHER EDUCATION), LOUISVILLE, KY

A director of LG&E since May 1967 and
of LG&E Energy Corp. since August 1990.
Director of KU since May 1998.
Term expires in 2000.

COMPENSATION COMMITTEE


FRANK V. RAMSEY, JR.
PRESIDENT, DIXON BANK (BANKING INSTITUTION), DIXON, KY

A director of LG&E Energy Corp. and LG&E since May 1998. Director of KU since 1986.
Term expires in 2002.

AUDIT AND NOMINATING AND
GOVERNANCE COMMITTEES


WILLIAM L. ROUSE, JR.
FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, FIRST SECURITY
CORPORATION OF KENTUCKY (BANK HOLDING COMPANY), LEXINGTON, KY

A director of LG&E Energy Corp. and LG&E since May 1998. Director of KU since 1989.
Term expires in 2000.

COMPENSATION AND NOMINATING AND
GOVERNANCE (CHAIRMAN) COMMITTEES


CHARLES L. SHEARER, PH.D.
PRESIDENT, TRANSYLVANIA UNIVERSITY (HIGHER EDUCATION), LEXINGTON, KY

A director of LG&E Energy Corp. and LG&E since May 1998. Director of KU since 1987.
Term expires in 2000.

AUDIT AND NOMINATING AND
GOVERNANCE COMMITTEES


LEE T. TODD, JR., PH.D.
PRESIDENT AND CHIEF EXECUTIVE OFFICER, DATABEAM CORPORATION
(TECHNOLOGY FIRM), LEXINGTON, KY

A director of LG&E Energy Corp. and LG&E since May 1998. Director of KU since 1995.
Term expires in 2001.

AUDIT AND COMPENSATION COMMITTEES

OFFICERS
LG&E ENERGY CORP.

ROGER W. HALE                                   ROBERT M. HEWETT                      R. FOSTER DUNCAN
CHAIRMAN OF THE BOARD AND                       GROUP EXECUTIVE--REGULATORY AFFAIRS   EXECUTIVE VICE PRESIDENT AND
CHIEF EXECUTIVE OFFICER                                                               CHIEF FINANCIAL OFFICER

                                                STEPHEN R. WOOD
VICTOR A. STAFFIERI                             GROUP EXECUTIVE--RETAIL BUSINESSES    WAYNE T. LUCAS
PRESIDENT AND CHIEF OPERATING OFFICER                                                 EXECUTIVE VICE PRESIDENT--POWER GENERATION

                                                                                      JOHN R. MCCALL
                                                                                      EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND
                                                                                      CORPORATE SECRETARY


GEORGE W. BASINGER                              S. BRADFORD RIVES                     CHARLES A. MARKEL
SENIOR VICE PRESIDENT--INDEPENDENT              SENIOR VICE PRESIDENT--FINANCE AND    VICE PRESIDENT--FINANCE AND TREASURER
POWER OPERATIONS                                BUSINESS DEVELOPMENT

                                                                                      MICHAEL D. ROBINSON
REBECCA L. FARRAR                               DONALD F. SANTA, JR.                  VICE PRESIDENT AND CONTROLLER
SENIOR VICE PRESIDENT--DISTRIBUTION OPERATIONS  SENIOR VICE PRESIDENT--STRATEGIC
                                                PLANNING

FREDERICK J. NEWTON III                         PAUL W. THOMPSON
SENIOR VICE PRESIDENT AND                       SENIOR VICE PRESIDENT--ENERGY SERVICES
CHIEF ADMINISTRATIVE OFFICER

SHAREHOLDER INFORMATION
LG&E ENERGY CORP.

SHAREHOLDER SERVICES
Shareholders who have questions or need help with their accounts may contact LG&E Energy Shareholder Relations at the following numbers:

Within the Louisville area--(502) 627-3445
Toll-free--(800) 235-9705

Written inquiries should be mailed to:
LG&E Energy Corp.
Shareholder Relations
P.O. Box 32030
Louisville, KY 40232-2030

ANNUAL MEETINGS
The annual meetings of LG&E Energy Corp., Louisville Gas and Electric Company and Kentucky Utilities Company are currently scheduled to be held on Wednesday, June 7, 2000, at 10 a.m. (EDT) in the Kentucky International Convention Center (formerly the Commonwealth Convention Center), 221 Fourth Avenue, Louisville, Kentucky. THESE DATES AND LOCATIONS ARE SUBJECT TO CHANGE, AND FINAL INFORMATION WILL BE MAILED TO SHAREHOLDERS WHEN IT IS AVAILABLE.

COMMON STOCK LISTING
LG&E Energy Corp. common stock is listed on the New York and Chicago stock exchanges, under the ticker symbol LGE.

AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
The Company offers shareholders the opportunity to reinvest their dividends to purchase additional shares of common stock instead of receiving the dividend by check. In addition, shareholders may make monthly cash payments to purchase stock. Each payment must be at least $25. Optional cash payments cannot exceed $40,000 per year. No brokerage commission or service charges are assessed for either dividend or optional cash purchases.

TRANSFER AGENTS
FOR COMMON STOCK:
LG&E Energy Corp.
ATTN: Shareholder Relations
P.O. Box 32030
Louisville, KY 40232-2030

Harris Trust and Savings Bank
P.O. Box A3504
Chicago, IL  60690-3504

For LG&E and KU PREFERRED STOCK:
LG&E Energy Corp.
ATTN: Shareholder Relations
P.O. Box 32030
Louisville, KY 40232-2030

LG&E ENERGY CORP. ON THE INTERNET
Financial results, stock information and company news items are available via LG&E Energy Corp.'s home page on the Internet. The address is www.lgeenergy.com.

ANALYSTS/BROKER CONTACTS
Charles A. Markel
VICE PRESIDENT--FINANCE AND TREASURER
LG&E Energy Corp.
(502) 627-2203
(502) 627-2229 (FAX)

L. Stephen Cave
MANAGER, INVESTOR RELATIONS AND SHAREHOLDER SERVICES
LG&E Energy Corp.
(502) 627-3867
(502) 627-4742 (FAX)

ANNUAL REPORT CONTACT
R.W. "Chip" Keeling
DIRECTOR, CORPORATE COMMUNICATIONS
LG&E Energy Corp.
(502) 627-2502
(502) 627-3629 (FAX)

COMMON STOCK MARKET INFORMATION AND DIVIDENDS
(Trading Price Range and Dividends)


1999 Quarters         1st          2nd           3rd          4th
-----------------------------------------------------------------------
High              $28.750       $23.000      $23.688      $23.313
Low                20.750        20.688       20.688       17.375
Close              20.813        21.000       21.250       17.438
Dividends Paid     30.750CENTS   30.750CENTS  30.750CENTS  31.750CENTS
-----------------------------------------------------------------------
1998 Quarters         1st          2nd           3rd          4th
-----------------------------------------------------------------------
High              $26.438       $27.750      $27.875      $29.313
Low                23.000        24.688       22.500       26.063
Close              25.813        27.063       27.750       28.313
Dividends Paid     29.750CENTS   29.750CENTS  29.750CENTS  30.750CENTS
-----------------------------------------------------------------------

CUSTOMER SATISFACTION SURVEY
Information is based upon the J. D. Power and Associates/Navigant Consulting, Inc. 1999 Electric Utility Residential Customer Satisfaction Study-SM-. The top 18 largest electric companies in the Midwestern U.S. were ranked in the study based upon a total of 26,096 consumer responses. See also www.jdpower.com.

FORWARD-LOOKING STATEMENTS
Statements made in this report that state the Company's or management's intentions, expectations or predictions of the future are forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's Securities and Exchange Commission filings contain additional information concerning factors that could affect actual results.

www.lgeenergy.com

[LOGO]

LG&E ENERGY CORP.
P.O. BOX 32030
LOUISVILLE, KY 40232-2030